Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $6,288,000 Leveraged Basket-Linked Notes due 2022 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (June 16, 2022) is based on the performance of a weighted basket comprised of the S&P 500® Index (40% weighting), the iShares® MSCI EAFE ETF (30% weighting), the iShares® Russell Mid-Cap ETF (20% weighting) and the iShares® Russell 2000 ETF (10% weighting)  as measured from the trade date (June 12, 2020) to and including the determination date (June 13, 2022).

The return on your notes is linked, in part, to the performances of the iShares® MSCI EAFE ETF, the iShares® Russell Mid-Cap ETF and the iShares® Russell 2000 ETF (each, an ETF), and not to that of the MSCI EAFE Index, the Russell Midcap Index or the Russell 2000® Index (each, an underlying index) on which the respective ETFs are based. The ETFs follow a strategy of "representative sampling," which in each case means the ETF’s holdings are not the same as those of its underlying index. The performance of any ETF may significantly diverge from that of its underlying index.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) its final underlier level divided by its initial underlier level (3,041.31 with respect to the S&P 500® Index, $61.30 with respect to the iShares® MSCI EAFE ETF, $53.03 with respect to the iShares® Russell Mid-Cap ETF and $138.27 with respect to the iShares® Russell 2000 ETF) multiplied by (ii) the applicable initial weighted value for the basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 1.5 times the basket return, subject to the maximum settlement amount of $1,320. If the final basket level declines by up to 25% from the initial basket level, you will receive the face amount of your notes.

If the final basket level declines by more than 25% from the initial basket level, the return on your notes will be negative and equal the basket return. See page PS-6. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●

if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the basket return, subject to the maximum settlement amount;

●	if the basket return is zero or negative but not below -25% (the final basket level is equal to or less than the initial basket level but not by more than 25%), $1,000; or
●

if the basket return is negative and is below -25% (the final basket level is less than the initial basket level by more than 25%), the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000. You will receive less than 75% of the face amount of your notes.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performance of the basket underliers with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket underliers with lesser weights.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-16.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $987 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	June 17, 2020	Original issue price:	100% of the face amount
Underwriting discount:	0.65% of the face amount*	Net proceeds to the issuer:	99.35% of the face amount

*See “Supplemental Plan of Distribution; Conflicts of Interest” on page S-50 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.  8,568 dated June 12, 2020.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $987 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $13 per $1,000 face amount).

Prior to May 24, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through May 23, 2021). On and after May 24, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

● General terms supplement no. 6,993 dated November 22, 2019
● Underlier supplement no. 7 dated May 22, 2020
● Prospectus supplement dated July 10, 2017
● Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

Terms AND CONDITIONS

(Terms From Pricing Supplement No. 8,568 Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no. 8,568 dated June 12, 2020 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Leveraged Basket-Linked Notes due 2022 and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated August 22, 2018. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated August 22, 2018. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated August 22, 2018. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated August 22, 2018, unless the context otherwise requires.

CUSIP / ISIN:  40057CA43 / US40057CA438

Company (Issuer):  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Basket underliers (each individually, a basket underlier): the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the iShares® MSCI EAFE ETF (current Bloomberg symbol: “EFA UP Equity”), the iShares® Russell Mid-Cap ETF (current Bloomberg symbol: “IWR UP Equity”) and the iShares® Russell 2000 ETF (current Bloomberg symbol: “IWM UP Equity”), or, in each case, any successor basket underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Basket index:  the S&P 500® Index, or any successor basket index, as each may be modified, replaced or adjusted from time to time as provided herein

Basket funds (each individually, a basket fund): the iShares® MSCI EAFE ETF, the iShares® Russell Mid-Cap ETF and the iShares® Russell 2000 ETF, or  in each case, any successor basket fund, as each may be modified, replaced or adjusted from time to time as provided herein

Underlying index for the iShares® MSCI EAFE ETF: the MSCI EAFE Index

Underlying index for the iShares® Russell Mid-Cap ETF: the Russell Midcap Index

Underlying index for the iShares® Russell 2000 ETF: the Russell 2000® Index

Face amount: $6,288,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

●

if the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return, subject to the maximum settlement amount;

●	if the final basket level is equal to or less than the initial basket level but greater than or equal to the trigger buffer level, $1,000; or
●	if the final basket level is less than the trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return

Initial basket level: 100

Final basket level: the sum of the following: (1) the final S&P 500® Index level divided by the initial S&P 500® Index level, multiplied by the initial weighted value of the S&P 500® Index plus (2) the final iShares® MSCI EAFE ETF level divided by the initial iShares® MSCI EAFE ETF level, multiplied by the initial weighted value of the iShares® MSCI EAFE ETF plus (3) the final iShares® Russell Mid-Cap ETF level divided by the initial iShares® Russell Mid-Cap ETF level, multiplied by the initial weighted value of the iShares® Russell Mid-Cap ETF plus (4) the final iShares® Russell 2000 ETF level divided by the initial iShares® Russell 2000 ETF level, multiplied by the initial weighted value of the iShares® Russell 2000 ETF

Cap level: approximately 121.333% of the initial basket level

Maximum settlement amount: $1,320

Upside participation rate: 150%

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Trigger buffer level: 75% of the initial basket level

Initial weighted value: for each basket underlier, its initial weight in the basket set forth below multiplied by the initial basket level, all as set forth below:

Basket Underlier	Initial Weight in the Basket	Initial Weighted Value
S&P 500® Index	40%	40
iShares® MSCI EAFE ETF	30%	30
iShares® Russell Mid-Cap ETF	20%	20
iShares® Russell 2000 ETF	10%	10

Initial S&P 500® Index level: 3,041.31

Initial iShares® MSCI EAFE ETF level: $61.30

Initial iShares® Russell Mid-Cap ETF level: $53.03

Initial iShares® Russell 2000 ETF level: $138.27

Final S&P 500® Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final iShares® MSCI EAFE ETF level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final iShares® Russell Mid-Cap ETF level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final iShares® Russell 2000 ETF level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Trade date: June 12, 2020

Original issue date: June 17, 2020

Determination date: June 13, 2022, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the determination date.

Stated maturity date: June 16, 2022, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: on any trading day, (i) with respect to the S&P 500® Index, the official closing level of such basket underlier or any successor basket underlier published by the basket underlier sponsor on such trading day for such basket underlier and (ii) with respect to the iShares® MSCI EAFE ETF, the iShares® Russell Mid-Cap ETF or the iShares® Russell 2000 ETF, the closing sale price or last reported sale price, regular way, for the basket fund, on a per-share or other unit basis:

•	on the principal national securities exchange on which the basket fund is listed for trading on that day, or
•	if the basket fund is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of the basket fund.

If the basket fund is not listed or traded as described above, then the closing level for the basket fund on any day will be the average, as determined by the calculation agent, of the bid prices for the basket fund obtained from as many dealers in the basket fund selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of the basket fund is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day:  (i) with respect to the S&P 500® a day on which the respective principal securities markets for all of its basket underlier stocks are open for trading, the basket underlier sponsor is open for business and such basket underlier is calculated and published by the basket underlier sponsor and (ii) with respect to the iShares® MSCI EAFE ETF, the iShares® Russell Mid-Cap ETF or the iShares® Russell 2000 ETF, a day on which (a) the exchange on which the basket fund has its primary listing is open for trading and (b) the price of one share of the basket fund is quoted by the exchange on which the basket fund has its primary listing.

Successor basket underlier: with respect to a basket underlier, any substitute basket underlier approved by the calculation agent as a successor basket underlier as provided under “— Discontinuance or modification of a basket underlier” below

Basket underlier sponsor: with respect to a basket underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such basket underlier or underlying index as then in effect. The notes are not sponsored, endorsed, sold or promoted by any basket underlier sponsor or any affiliate thereof and no basket underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Basket fund investment advisor: with respect to a basket fund, at any time, the person or entity, including any successor investment advisor, that serves as an investment advisor to such basket fund as then in effect

Basket underlier stocks: with respect to a basket underlier, at any time, the stocks that comprise such basket underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: (i) With respect to the basket index on any given trading day, any of the following will be a market disruption event:

●

a suspension, absence or material limitation of trading in basket underlier stocks constituting 20% or more, by weight, of the basket index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
●

a suspension, absence or material limitation of trading in option or futures contracts relating to the basket index or to basket underlier stocks constituting 20% or more, by weight, of such basket index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

basket underlier stocks constituting 20% or more, by weight, of the basket index, or option or futures contracts, if available, relating to a basket index or to basket underlier stocks constituting 20% or more, by weight, of the basket index do not trade on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to a basket index or to any basket underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock is traded, or on which option or futures contracts relating to a basket underlier or a basket underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts, if available, relating to a basket index or a basket underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that basket underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

(ii) With respect to a basket fund on any given trading day, any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in the basket fund on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the basket fund in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the basket fund does not trade on what was the primary market for the basket fund, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in option or futures contracts relating to the basket fund.

For this purpose, an “absence of trading” in the primary securities market on which shares of the basket fund are traded, or on which option or futures contracts, if available, relating to the basket fund are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of the basket fund or in option or futures contracts, if available, relating to the basket fund in the primary market for the basket fund or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the shares of the basket fund or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of the basket fund or those contracts,

will constitute a suspension or material limitation of trading in shares of the basket fund or those contracts in that market.

(iii) A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for the other unaffected basket underliers.

Consequences of a market disruption event or a non-trading day: If a market disruption event with respect to any basket underlier occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. If the determination date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket underliers, the final basket level for the postponed determination date will be calculated based on (i) the closing level of each of the basket underliers that is not affected by the market disruption event or non-trading day, if any, on the originally scheduled determination date, (ii) the closing level of each of the basket underliers that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled determination date on which no market disruption event exists for that basket underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each basket underlier on the last possible postponed determination date with respect to each basket underlier as to which a market disruption event or non-trading day continues through the last possible postponed determination date. As a result, this could result in the closing level of differing basket underliers being determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more basket underliers is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of a basket underlier: (i) If, with respect to a basket index, the basket underlier sponsor discontinues publication of the basket index and such basket underlier sponsor or any other person or entity publishes a substitute basket underlier that the calculation agent determines is comparable to such basket index and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor basket underlier.

If the calculation agent determines that the publication of a basket index is discontinued and there is no successor basket underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket index.

If the calculation agent determines that (a) a basket index, the basket underlier stocks comprising that basket index or the method of calculating that basket index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the basket index or the basket underlier stocks and whether the change is made by the basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the basket index by the basket underlier sponsor pursuant to the then-current basket index methodology of the basket index or (b) there has been a split or reverse split of the basket index, then the calculation agent will be permitted (but not required) to make such adjustments in such basket index or the method of its calculation as it believes are appropriate to ensure that the level of such basket index used to determine the amount payable on the stated maturity date is equitable.

(ii) If, with respect to a basket fund, the basket fund is delisted from the exchange on which the basket fund has its primary listing and the basket fund investment advisor or anyone else publishes a substitute basket underlier that the calculation agent determines is comparable to the basket fund and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the stated maturity date, as applicable, by reference to such successor basket underlier.

If the calculation agent determines that the basket fund is delisted or withdrawn from the exchange on which the basket fund has its primary listing and there is no successor basket underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the basket fund.

If the calculation agent determines that the basket fund, the basket underlier stocks comprising such basket fund or the method of calculating such basket fund is changed at any time in any respect — including any split or reverse split of the basket fund, a material change in the investment objective of the basket fund and any addition, deletion or substitution and any reweighting or rebalancing of the basket fund and whether the change is made by the basket fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket fund stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the basket fund or the method of its calculation as it believes are appropriate to ensure that the level of the basket fund used to determine the amount payable on the stated maturity date is equitable.

(iii) All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments:  the calculation agent will have discretion to adjust the closing level of a basket fund if certain events occur (including those described above under “— Discontinuance or modification of a basket underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such basket fund or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the basket underliers.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-16 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	150%
Cap level	approximately 121.333% of the initial basket level
Maximum settlement amount	$1,320
Initial basket level	100
Trigger buffer level	75% of the initial basket level
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting (i) any of the basket underlier stocks, (ii) the methods by which any basket underlier sponsor calculates a basket index or the underlying index or (iii) the policies of the basket fund investment advisor of the basket fund

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount
(as Percentage of Face Amount)
175.000%	132.000%
150.000%	132.000%
121.333%	132.000%
115.000%	122.500%
110.000%	115.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
74.999%	74.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 175.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 132.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over approximately 121.333% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 75.000% (the section left of the 75.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to approximately 121.333% (the section right of the 121.333% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final levels for each basket underlier, in each case expressed as a percentage of its initial level. The amounts in Column B represent the applicable initial weighted value for each basket underlier, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	190.00%	40.00	76.00
iShares® MSCI EAFE ETF	190.00%	30.00	57.00
iShares® Russell Mid-Cap ETF	190.00%	20.00	38.00
iShares® Russell 2000 ETF	190.00%	10.00	19.00

		Final Basket Level:	190.00
		Basket Return:	90.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.  Since the hypothetical final basket level was determined to be 190.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,320 for each $1,000 face amount of your notes (i.e., 132% of each $1,000 face amount of your notes).

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	101.00%	40.00	40.40
iShares® MSCI EAFE ETF	102.00%	30.00	30.60
iShares® Russell Mid-Cap ETF	108.00%	20.00	21.60
iShares® Russell 2000 ETF	120.00%	10.00	12.00

		Final Basket Level:	104.60
		Basket Return:	4.60%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 104.60, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 150% × 4.60%) = $1,069

Example 3: The final basket level is less than the initial basket level, but greater than the trigger buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	95.00%	40.00	38.00
iShares® MSCI EAFE ETF	95.00%	30.00	28.50
iShares® Russell Mid-Cap ETF	95.00%	20.00	19.00
iShares® Russell 2000 ETF	95.00%	10.00	9.50

		Final Basket Level:	95.00
		Basket Return:	-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 95.00 is greater than the trigger buffer level of 75% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4: The final basket level is less than the trigger buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	30.00%	40.00	12.00
iShares® MSCI EAFE ETF	100.00%	30.00	30.00
iShares® Russell Mid-Cap ETF	100.00%	20.00	20.00
iShares® Russell 2000 ETF	120.00%	10.00	12.00

		Final Basket Level:	74.00
		Basket Return:	-26.00%

In this example, the hypothetical final level of the S&P 500® Index is less than its initial level, while the hypothetical final levels of the iShares® MSCI EAFE ETF and the iShares® Russell Mid-Cap ETF are equal to their applicable initial levels and the hypothetical final level of the iShares® Russell 2000 ETF is greater than its initial level.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by a decrease in the more heavily weighted basket underliers. In this example, the large decline in the S&P 500® Index results in the hypothetical final basket level being less than the trigger buffer level of 75% of the initial basket level even though the iShares® MSCI EAFE ETF and the iShares® Mid-Cap ETF remained flat and the iShares® Russell 2000 ETF increased.

Since the hypothetical final basket level of 74.00 is less than the trigger buffer level of 75% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -26.00%) = $740

Example 5: The final basket level is less than the trigger buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Index	50.00%	40.00	20.00
iShares® MSCI EAFE ETF	60.00%	30.00	18.00
iShares® Russell Mid-Cap ETF	65.00%	20.00	13.00
iShares® Russell 2000 ETF	55.00%	10.00	5.50

		Final Basket Level:	56.50
		Basket Return:	-43.50%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 56.50 is less than the trigger buffer level of 75% of the initial basket level, the cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -43.5%) = $565

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying underlier supplement no. 7 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 6,993. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 7 and the accompanying general terms supplement no. 6,993. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 6,993.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket, comprised of the basket underliers, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the basket return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

If the final basket level is less than the trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final basket level to the trigger buffer level will not result in a loss of principal on the notes, a decrease in the final basket level to less than the trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the basket.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

The following factors, among others, many of which are beyond our control, may influence the market value of your Notes:

•	the volatility – i.e., the frequency and magnitude of changes – in the levels of the basket underliers;
•	the levels of the basket underliers to which your Notes are linked and the initial underlier levels;
•	the dividend rates of the stocks underlying the basket underliers;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the stocks underlying the basket underliers, and which may affect the closing levels of the basket underliers;

•	interest rates and yield rates in the market;

•	the time remaining until your Notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your Notes if you sell your Notes before maturity, including the price you may receive for your Notes in any market making transaction. If you sell your Notes prior to maturity, you may receive less than the face amount of your Notes.

You cannot predict the future performance of the basket underliers based on their historical performance. The actual performance of the basket underliers over the life of the Notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the basket underliers or to the hypothetical return examples shown elsewhere in this disclosure statement supplement.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the maximum settlement amount. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any shares of any basket fund or any basket underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to a basket fund or any basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against any basket fund or any basket underlier stocks or any other rights of a holder of any shares of a basket fund or any basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket fund or any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the trigger buffer level and the maximum settlement amount on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium, the maximum settlement amount will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the trigger buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of the Basket Underlier Sponsor of the Basket Index, and Changes that Affect the Basket Index or the Basket Underlier Stocks Comprising the Basket Index, Could Affect the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes

The policies of the basket underlier sponsor of the basket index concerning the calculation of the level of the basket index, additions, deletions or substitutions of the basket underlier stocks comprising the basket index, and the manner in which changes affecting the basket underlier stocks comprising the basket index or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the basket index, could affect the level of the basket index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the basket underlier sponsor of the basket index changes these policies, for example, by changing the manner in which it calculates the level of the basket index, or if it discontinues or suspends calculation or publication of the level of the basket index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the basket index on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the basket index on the determination date and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of a basket underlier” herein.

The Policies of the Basket Fund Investment Advisor of the Basket Funds, Blackrock Fund Advisors, and the Sponsors of the Underlying Indices of the Basket Funds, MSCI, Inc. and FTSE Russell, Could Affect the Amount Payable on Your Notes and Their Market Value

The investment advisor of the basket funds, Blackrock Fund Advisors (“BFA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning the calculation of the net asset value of a basket fund, additions, deletions or substitutions of securities in that basket fund and the manner in which changes affecting the underlying index for that basket fund are reflected in that basket fund that could affect the market price of the shares of that basket fund, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of a basket fund, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of a basket fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of that basket fund on the determination date — and thus the amount payable on the stated maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the determination date and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of a basket underlier” herein.

In addition, the underlier sponsor of the underlying index of any basket fund owns such underlying index and is responsible for the design and maintenance of such underlying index. The policies of the underlier sponsor of the underlying index of a basket fund concerning the calculation of such underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in such underlying index, could affect the level of such underlying index and, consequently, could affect the market prices of shares of the related basket fund and, therefore, the cash settlement amount payable on your notes and their market value. The underlier sponsor for the underlying index of the iShares® MSCI EAFE ETF is MSCI, Inc. and the underlier sponsor of the underlying indices of the iShares® Russell Mid-Cap ETF and the iShares® Russell 2000 ETF is FTSE Russell.

There Are Risks Associated With Each of the Basket Funds

Although the shares of each of the iShares® MSCI EAFE ETF, the iShares® Russell Mid-Cap ETF and the iShares® Russell 2000 ETF are listed for trading on the NYSE Arca, Inc. (the “NYSE Arca”), a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, and there is no assurance that an active trading market will continue for the shares of any basket fund or that there will be liquidity in the trading market.

In addition, each basket fund is subject to management risk, which is the risk that the basket fund investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, a basket fund investment advisor may select a portion of such basket fund’s assets to be invested in securities that are not included in its underlying index.  No basket fund is actively managed and each basket fund may be affected by a general decline in market segments relating to the respective underlying index.  Each basket fund investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The basket fund investment advisors do not attempt to take defensive positions in declining markets.

In addition, the basket funds are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, under continuous listing standards adopted by the NYSE Arca, each basket fund will be required to confirm on an ongoing basis that the components of its underlying index satisfy the applicable listing requirements. In the event that the underlying index of a basket fund does not comply with the applicable listing requirements, such basket fund would be required to rectify such non-compliance by requesting that the applicable underlying index sponsor modify such underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that an underlying index sponsor would so modify such underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the basket fund being delisted by the NYSE Arca.

Each Basket Fund and its Underlying Index are Different and the Performance of Each Basket Fund May Not Correlate With the Performance of its Underlying Index

Each basket fund uses a representative sampling strategy (more fully described under “The Basket Underliers — iShares® MSCI EAFE ETF, iShares® Russell Mid-Cap ETF and iShares® Russell 2000 ETF”) to attempt to track the performance of its underlying index. In each case, the basket fund may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of each basket fund is generally linked to the performance of its underlying index, the performance of each basket fund is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its basket investment fund advisor.

Imperfect correlation between a basket fund’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of a basket fund’s performance from that of its underlying index.

In addition, the performance of each basket fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of such basket fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between each basket fund and its underlying index. Finally, because the shares of each basket fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of a basket fund may differ from the net asset value per share of that basket fund.

For all of the foregoing reasons, the performance of each basket fund may not correlate with the performance of its underlying index. Consequently, in each case, the cash settlement amount payable on your notes will not be the same as investing directly in the basket fund or in its underlying index or in any of the underlier stocks or in any of the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the respective underlying index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to the iShares® MSCI EAFE ETF that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the basket funds are not traded, the value of the securities underlying the basket funds may change on days when shareholders will not be able to purchase or sell shares of the basket funds. This could result in premiums or discounts to a basket fund’s net asset value that may be greater than those experienced by a basket fund that does not hold foreign assets.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The iShares® MSCI EAFE ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the iShares® MSCI EAFE ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the iShares® MSCI EAFE ETF may not increase even if the non-dollar value of the asset held by the iShares® MSCI EAFE ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and price of the iShares® MSCI EAFE ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-39 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of four basket underliers with the following initial weights within the basket: the S&P 500® Index (40% weighting), iShares® MSCI EAFE ETF (30% weighting), the iShares® Russell Mid-Cap ETF (20% weighting) and the iShares® Russell 2000 ETF (10% weighting).

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers - S&P 500® Index” on page S-89 of the accompanying underlier supplement no. 7.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The investment advisor for the iShares® MSCI EAFE ETF uses a representative sampling strategy to attempt to track the performance of the MSCI EAFE Index by investing in a representative sample of securities that collectively have an investment profile similar to that of the MSCI EAFE Index.

The MSCI EAFE Index is a free-float adjusted market capitalization index intended to provide performance benchmarks for the developed equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index contains large capitalization and mid-capitalization stocks and its constituent stocks are derived from the constituent stocks in the 21 MSCI standard single country indices for the developed market countries listed above.

For more details about the iShares® MSCI EAFE ETF, the investment advisor and the underlying index, see “The Underliers - iShares® MSCI EAFE ETF” on page S-124 of the accompanying underlier supplement no. 7.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. ("BITC"). The securities are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Indexes are the exclusive property of MSCI Inc. ("MSCI"). The securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.

iShares® Russell Mid-Cap ETF

The shares of the iShares® Russell Mid-Cap ETF (the “ETF”) are issued by iShares® Trust, a registered investment company.

•	The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Russell Midcap Index (the “index”).
•	The ETF’s investment advisor is BlackRock Fund Advisors (“BFA”).
•	The ETF’s shares trade on the NYSE Arca under the ticker symbol “IWR”.
•	The iShares® Trust’s SEC CIK Number is 0001100663.
•	The ETF’s inception date was July 17, 2001.
•	The ETF’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is entitled to receive a management fee from the ETF based on the ETF’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the ETF and a set of other specified iShares® funds (together, the “funds”) as follows: 0.2000% per annum of the aggregate net assets less than or equal to $121 billion, plus 0.1900% per annum of the aggregate net assets in excess of $121 billion, up to and including $181 billion, plus 0.1805% per annum of the aggregate net assets in excess of $181 billion, up to and including $231 billion, plus 0.1715% per annum of the aggregate net assets in excess of $231 billion, up to and including $281 billion, plus 0.1630% per annum of the aggregate net assets in excess of $281 billion.  As of March 31, 2020, the aggregate expense ratio of the ETF was 0.19% per annum.

The investment advisory agreement between iShares® Trust and BFA provides that BFA will pay all operating expenses of the ETF, except the management fees, interest expenses, taxes, expenses incurred with respect to the acquisition and disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions, distribution fees or expenses, litigation expenses and any extraordinary expenses.

For additional information regarding iShares® Trust or BFA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended September 30, 2019) and other information iShares® Trust files with the SEC. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/IWR.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The ETF seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization U.S. equities that exhibit value characteristics. The ETF’s investment objective and the index may be changed without shareholder approval. Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

The following tables display the top ten holdings and weightings by industry sector of the ETF. (Sector designations are determined by the investment advisor using criteria it has selected or developed. ETF investment advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs with different investment advisors or indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the ETFs or indices.) We obtained the information in the tables below from the ETF website without independent verification.

iShares® Russell Mid-Cap ETF Top Ten Holdings as of May 22, 2020

ETF Stock Issuer	Percentage (%)
FISERV INC	0.86
ADVANCED MICRO DEVICES INC	0.84
GLOBAL PAYMENTS INC	0.77
NEWMONT	0.76

DOLLAR GENERAL CORP	0.67
L3HARRIS TECHNOLOGIES INC	0.58
LAM RESEARCH CORP	0.55
CENTENE CORP	0.55
DEXCOM INC	0.54
DIGITAL REALTY TRUST REIT INC	0.86
Total	6.12%

iShares® Russell Mid-Cap ETF Weighting by Sector as of May 22, 2020*

Sector	Percentage (%)
Health Care	12.65%
Financials	10.57%
Industrials	13.32%
Information Technology	20.89%
Consumer Discretionary	10.91%
Real Estate	8.23%
Utilities	6.67%
Materials	5.11%
Consumer Staples	4.40%
Communication	4.19%
Energy	2.64%
Cash and/or Derivatives	0.42%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the ETF. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the index.

The ETF generally invests at least 90% of its assets in the securities of the index and in depositary receipts representing securities of the index. The ETF may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the index, but which BFA believes will help the ETF track the index. Also, the ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).

Tracking Error

The performance of the ETF and the index may vary due to a variety of factors, including differences between the securities and other instruments held in the ETF’s portfolio and those included in the index, pricing differences, transaction costs, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the index or the costs of complying with various new or existing regulatory requirements. Tracking error also may result because the ETF incurs fees and expenses, while the index does not. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the ETF used a replication indexing strategy in which an exchange traded fund invests in substantially all of the securities in its index in approximately the same proportions as in the index.

As of April 30, 2020, iShares® reported the following average annual returns on the market price of the ETF’s shares and the Russell Midcap Index.  The market price of the ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date.  ETF shares: 1 year, -10.10%; 3 years, 3.33%; 5 years, 4.65%; since inception, 8.23%; Russell Midcap Index: 1 year, -10.00%; 3 years, 3.46%; 5 years, 4.81%; since ETF inception, 8.38%.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the index is concentrated.

Russell Midcap Index

The Russell Midcap Index (the “index”) is sponsored by FTSE Russell and is a sub-index of the Russell 1000® Index. The index measures the performance of the mid-cap segment of the US equity universe. The companies included in index are the smallest 800 companies that form the Russell 1000® Index. The Russell 1000® Index includes the 1,000 largest companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies and represents over 98% of the U.S. equity market. The Russell Midcap® Index represents approximately 31% of the total market capitalization of the Russell 1000® companies. The index was launched on December 31, 1978. Additional information about the index is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The Russell 1000® Index includes approximately 1,000 of the largest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 1000® Index represents approximately 90% of the total market capitalization of the Russell 3000® Index.

The index is a total return index, meaning that regular cash dividends are reinvested across the index on the dividend ex-date.

Selection of Constituent Stocks of the Russell Midcap Index

The Russell Midcap Index is a sub-index of the Russell 1000® Index, which is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and, consequently, the Russell Midcap Index, a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and FTSE Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell Midcap Index, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is  in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands.  A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the NASDAQ or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the People’s Republic of China, (ii) the company is no longer listed on the NYSE, the NASDAQ exchange, or the NYSE American, (iii) the percentages of revenue and assets derived from the People’s Republic of China have both fallen below 45 percent, or (iv) the company is acquired/a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging). ADRs and ADSs are not eligible for inclusion in the Russell 3000® Index or the Russell 1000® Index, or consequently, the Russell Midcap Index.

In addition, all securities eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell Midcap Index, must trade on an eligible exchange (CBOE (formerly BATS), NYSE, NYSE American (formerly NYSE MKT), NYSE Arca and NASDAQ).

Exclusions from the Russell Midcap Index

FTSE Russell specifically excludes the following companies and securities from the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell Midcap Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and  Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with less than an absolute 5% of shares available); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with 5% or less of the company’s voting rights in the hands of unrestricted shareholders (existing constituents that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement).

Initial List of Eligible Securities

The primary criterion FTSE Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and the Russell 1000® Index and, consequently, the Russell Midcap Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution. IPOs may be added between constitutions as noted below. All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell Midcap Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Multiple Share Classes

If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value that exceeds that of the global median, and a float greater than 5% of shares available in the market place are eligible for inclusion.

The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation. If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle. At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.

Annual Reconstitution

The Russell 1000® Index and the Russell Midcap Index are reconstituted annually by FTSE Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.

A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.

For mergers and spin-offs that are effective between the rank day and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.  For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated.  Non-index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell Midcap Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. The current Russell Midcap Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the index is equal to the base value (100) and base date (December 31, 1990). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. To calculate the index value, the market values of the index stocks are added together to arrive at the total market capitalization of the index. The market value of an index stock is equal to the product of (i) the price of such stock times (ii) the number of available shares. The last sale prices will be used for exchange traded and NASDAQ stocks. In the event of a market disruption resulting in any index stock price being unavailable, FTSE Russell will generally use the last reported price for such index stock to calculate the index. The index is the total return version of the Russell Midcap Index, which means that cash dividends are reinvested across the index on the dividend ex-date as part of the index calculation, as described below under “Corporate Actions Affecting the Index”.

Constituent stocks of the index are weighted in the Russell Midcap Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers. Total shares and adjustments for available shares are based on information recorded in SEC corporate filings.

The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-up clause (for the duration of that clause, after which free float changes resulting from the expiry of a lock-up will be implemented at the next quarterly review subject to the lock-up expiry date occurring on or prior to the share and float change information cut-off date); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

Corporate Actions Affecting the Index

FTSE Russell adjusts the index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the index and its weight in the index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. FTSE Russell applies the following methodology guidelines when adjusting the index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions

Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents: When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted from the index at the last traded  price. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash or stock or a combination thereof, the target company is deleted from the index and the shares of the acquiring company are simultaneously increased per the merger terms.

Between a constituent and a non-constituent: If the target company is a member of the Russell Midcap Index, it is deleted from the index and the acquiring company will be included initially in the index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the index on the effective date and the opening price will be calculated using the offer terms. When the target company is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE Russell effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

Rights Offerings — Rights offered to shareholders are reflected in the index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.

Spin-offs — Spun-off companies are added to the parent company’s index if the parent company’s market value is reduced simultaneously per the spin-off valuation. Spun-off companies are added to the index at the same time as they are spun-off from their parent company on the ex-date of the distribution.

Initial Public Offerings — Eligible IPOs are added to the Russell Midcap Index based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution.

An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes.  If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the index and will subsequently be reviewed for index membership during the next annual reconstitution.

Once IPO additions have been announced, an IPO may be added to the index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).

Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%. FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company. If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In the event that a tender offer results in an additional listed and active “tendered” line prior to the tendered shares being accepted and exchanged for settlement, FTSE Russell will generally evaluate the following factors to determine whether to switch to the tendered line: (i) the objective of the offer is to fully acquire and delist the target company (and FTSE Russell is not aware of any obstacles designed to prevent this objective; e.g. there are no major shareholders who have publicly disclosed that they will not be tendering); (ii) the offer is deemed to be successful (i.e. the minimum acceptance threshold has been achieved); (iii) more than 50% of the shares subject to the offer have been tendered; (iv) there is an additional tender offer period to provide a window for index users to tender into the tendered shares’ line; and (v) there are outstanding regulatory or other substantive hurdles preventing the transaction completing immediately at the conclusion of the tender offer, with the results not expected to be known for some time. Index implementation will generally occur immediately after the opening of the additional offer period (with the provision of appropriate notice) – with an informative notice published announcing the change, to supplement the information within the applicable tracker files. In the event that the tendered line is halted prior to index implementation, its close price will be updated to reflect the deal terms until implementation. In the event that the prerequisites for deletion are not achieved and the target company is retained within the index at a reduced weight, the tendered line will be removed at deal terms (if no active market) with the ordinary line being re-added at a reduced weight at its last close price.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the index.

Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, a stock is suspended, FTSE Russell will determine its treatment as follows:

•

if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the index with notice (typically T+2);

•	in all other cases, a constituent will continue to be included in the index for a period of up to 20 business days at its last traded price;
•

if a constituent continues to be suspended at the end of the 20 business day period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the index for a further period of up to 20 business days or to remove it at zero value. In making this determination,

•

FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading;

•

if the suspension period reaches 60 business days, the constituent will be removed from the index at zero value at the next index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the index review implementation date. Where the 60th business day of suspension occurs after such date, the constituent will be reviewed for removal at the subsequent index review

•

in certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period;

•

if, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the index review lock-down period (i.e., the two week period prior to the index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the index. However, where the constituent resumes trading during the index review lock-down period, the constituent will continue to be removed from the index as previously announced but in these circumstances the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero; and

•

if a constituent has been removed from the index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the index at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted); whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade on any market, including OTC, FTSE Russell may remove the stock at a nominal price of $0.0001.

Stock Distributions and distributions in specie — A price adjustment for stock distributions is applied on the ex-date of the distribution. Where FTSE Russell is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date.  If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied. Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution.  If such company is not an index member, the distributed shares will be added to the index until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.

Regular Cash Dividends — Regular cash dividends are those paid to shareholders out of a company’s profits or reserves. These cash dividends impact the total return of the index and are reinvested across the index on the dividend ex-date as part of the total return calculation of the index.

Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. However, special cash dividends are not included as part of the total return calculation of the index (i.e., special cash dividends are not reinvested across the index as regular cash dividends are).

Updates to Shares Outstanding and Free Float — FTSE Russell reviews the index quarterly for updates to shares outstanding and to free floats used in calculating the index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).

In March, September and December shares outstanding and free floats are updated to reflect (i) changes greater than 1% for cumulative shares in issue changes and (ii) changes greater than 3% for cumulative free float changes. In addition, a constituent with a free float of 15% or below will not be subject to the 3% change threshold and will instead be updated if the change is greater than 1%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). FTSE Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.

Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the index.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. ("BITC"). The securities are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

iShares® Russell 2000 ETF

The shares of the iShares® Russell 2000 ETF (the “ETF”) are issued by iShares® Trust, a registered investment company.

•	The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the index.
•	The index it tracks is the Russell 2000® Index (the “index”).
•	Investment Advisor: BlackRock Fund Advisors (“BFA”).
•	The ETF’s shares trade on the NYSE Arca under the ticker symbol “IWM”.
•	The iShares® Trust’s SEC CIK Number is 0001100663.
•	The ETF’s inception date was May 22, 2000.
•	The ETF’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is entitled to receive a management fee from the ETF based on the ETF’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the ETF and a set of other specified iShares® funds (together, the “funds”) as follows: 0.20% per annum of the average daily net assets of the funds less than or equal to $46.0 billion, plus 0.19% per annum of the average daily net assets of the funds on amounts in excess of $46.0 billion, up to and including $81.0 billion, plus 0.1805% per annum of the average daily net assets of the funds on amounts in excess of $81.0 billion, up to and including $111.0 billion, plus 0.1715% per annum of the average daily net assets of the funds on amounts in excess of $111.0 billion, up to and including $141.0 billion, plus 0.163% per annum of the average daily net assets of the funds on amounts in excess of $141.0 billion.  As of March 31, 2020, the expense ratio of the ETF was 0.19% per annum.

For additional information regarding iShares® Trust or BFA, please consult the reports (including the Annual Report to Shareholders on Form N-CRS for the period ended March 31, 2019) and other information iShares® Trust files with the SEC. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/IWM.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

Investment Objective

The ETF seeks to achieve a return that corresponds generally to the price and yield performance, before fees and expenses, of the index. The ETF’s investment objective and the index may be changed without shareholder approval. Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

The following table displays the top holdings and weightings by industry sector of the ETF. (Sector designations are determined by the ETF sponsor using criteria it has selected or developed. Index and ETF sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices or ETFs with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information in the tables below from the ETF website without independent verification.

iShares® Russell 2000 ETF Top Ten Holdings as of May 26, 2020

ETF Stock Issuer	Percentage (%)
TELADOC HEALTH INC	0.68%
TREX INC	0.43%
CHEGG INC	0.42%
GENERAC HOLDINGS INC	0.41%
REPLIGEN CORP	0.40%
IMMUNOMEDICS INC	0.40%
AMEDISYS INC	0.34%
ACADIA PHARMACEUTICALS INC	0.33%
QUIDEL CORP	0.33%
FIVE9 INC	0.33%
Total	4.07%

iShares® Russell 2000 ETF Weighting by Sector as of May 26, 2020*

Sector	Percentage (%)
Health Care	23.24%
Financials	14.44%
Industrials	14.78%
Information Technology	15.43%
Consumer Discretionary	10.71%
Real Estate	6.73%
Utilities	3.73%
Materials	3.42%
Consumer Staples	3.26%
Communication	2.20%
Energy	1.87%
Cash and/or Derivatives	0.19%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the ETF. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the index.

The ETF generally invests at least 90% of its assets in the securities of the index and in depositary receipts representing securities of the index. The ETF may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the index, but which BFA believes will help the ETF track the index. Also, the ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).

Tracking Error

The performance of the ETF and the index may vary due to a variety of factors, including differences between the securities and other instruments held in the ETF’s portfolio and those included in the index, pricing differences in transaction costs, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the index or the costs to the ETF of complying with various new or existing regulatory requirements. Tracking error also may result because the ETF incurs fees and expenses, while the index does not. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the ETF used a replication indexing strategy in which an ETF invests in substantially all of the securities in its index in approximately the same proportions as in the index.

As of April 30, 2020, iShares® reported the following average annual returns on the market price of the ETF’s shares and the index.  The market price of the ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date.  ETF shares: 1 year, -16.43%; 3 years, -0.83%; 5 years, 2.89%; since inception, 6.62%; index: 1 year, -16.93%; 3 years, -0.82%; 5 years, 2.88%; since ETF inception, 6.68%.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the index is concentrated.

Russell 2000® Index

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. It is generally considered to be a “small-cap” index.  Additional information about the Russell 2000® Index is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of May 12, 2020, the 1,969 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (11.23%), Consumer Staples (3.22%), Financial Services (21.55%), Health Care (23.37%), Materials & Processing (5.93%), Other Energy (2.35%), Producer Durables (12.43%), Technology (15.10%) and Utilities (4.81%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The Russell 2000® Index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of Constituent Stocks of the Russell 2000® Index

The Russell 2000® Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and FTSE Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the NASDAQ or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the People’s Republic of China, (ii) the company is no longer listed on the NYSE, the NASDAQ exchange, or the NYSE American, (iii) the percentages of revenue and assets derived from the People’s Republic of China have both fallen below 45 percent, or (iv) the company is acquired/a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging). ADRs and ADSs are not eligible for inclusion in the Russell 2000® Index.

In addition, all securities eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, must trade on an eligible exchange (CBOE (formerly BATS), NYSE, NYSE American (formerly NYSE MKT), NYSE Arca and NASDAQ).

Exclusions from the Russell 2000® Index

FTSE Russell specifically excludes the following companies and securities from the Russell 2000® Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and  Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with less than an absolute 5% of shares available); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with 5% or less of the company’s voting rights in the hands of unrestricted shareholders (existing constituents that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement).

Initial List of Eligible Securities

The primary criterion FTSE Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution.  IPOs may be added between constitutions as noted below.  All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Multiple Share Classes

If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value that exceeds that of the global median, and a float greater than 5% of shares available in the market place are eligible for inclusion.

The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation.  If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle.  At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.

Annual Reconstitution

The Russell 2000® Index is reconstituted annually by FTSE Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.

A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.

For mergers and spin-offs that are effective between the rank day and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.  For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. The current Russell 2000® Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the Russell 2000® Index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. To calculate the index value, the market values of the index stocks are added together to arrive at the total market capitalization of the index. The market value of an index stock is equal to the product of (i) the price of such stock times (ii) the number of available shares. The last sale prices will be used for exchange traded and NASDAQ stocks. In the event of a market disruption resulting in any index stock price being unavailable, FTSE Russell will generally use the last reported price for such index stock to calculate the indexThe index is the total return version of the Russell 2000® Index, which means that cash dividends are reinvested across the index on the dividend ex-date as part of the index calculation, as described below under “Corporate Actions Affecting the Index”.

Constituent stocks of the index are weighted in the Russell 2000® Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers. Total shares and adjustments for available shares are based on information recorded in SEC corporate filings.

The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-up clause (for the duration of that clause, after which free float changes resulting from the expiry of a lock-up will be implemented at the next quarterly review subject to the lock-up expiry date occurring on or prior to the share and float change information cut-off date); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

Corporate Actions Affecting the Index

FTSE Russell adjusts the Russell 2000® Index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the Russell 2000® Index and its weight in the Russell 2000® Index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. FTSE Russell applies the following methodology guidelines when adjusting the Russell 2000® Index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Russell 2000® Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions

Adjustments due to mergers and acquisitions are applied to the Russell 2000® Index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the Russell 2000® Index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents:  When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted from the Russell 2000® Index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the Russell 2000® Index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash or stock or a combination thereof, the target company is deleted from the Russell 2000® Index and the shares of the acquiring company are simultaneously increased per the merger terms.

Between a constituent and a non-constituent:  If the target company is a member of the Russell 2000® Index, it is deleted from the Russell 2000® Index and the acquiring company will be included initially in the Russell 2000® Index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the Russell 2000® Index on the effective date and the opening price will be calculated using the offer terms. When the target company is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE Russell effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

Rights Offerings — Rights offered to shareholders are reflected in the Russell 2000® Index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.

Spin-offs— Spun-off companies are added to the parent company’s index if the parent company’s market value is reduced simultaneously per the spin-off valuation. Spun-off companies are added to the Russell 2000® Index at the same time as they are spun-off from their parent company on the ex-date of the distribution.

Initial Public Offerings — Eligible IPOs are added to the Russell 2000® Index based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution.

An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes.  If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the Russell 2000® Index and will subsequently be reviewed for index membership during the next annual reconstitution.

Once IPO additions have been announced, an IPO may be added to the Russell 2000® Index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).

Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%.  FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. . Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company.  If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In the event that a tender offer results in an additional listed and active “tendered” line prior to the tendered shares being accepted and exchanged for settlement, FTSE Russell will generally evaluate the following factors to determine whether to switch to the tendered line: (i) the objective of the offer is to fully acquire and delist the target company (and FTSE Russell is not aware of any obstacles designed to prevent this objective; e.g. there are no major shareholders who have publicly disclosed that they will not be tendering); (ii) the offer is deemed to be successful (i.e. the minimum acceptance threshold has been achieved); (iii) more than 50% of the shares subject to the offer have been tendered; (iv) there is an additional tender offer period to provide a window for index users to tender into the tendered shares’ line; and (v) there are outstanding regulatory or other substantive hurdles preventing the transaction completing immediately at the conclusion of the tender offer, with the results not expected to be known for some time. Index implementation will generally occur immediately after the opening of the additional offer period (with the provision of appropriate notice) – with an informative notice published announcing the change, to supplement the information within the applicable tracker files. In the event that the tendered line is halted prior to index implementation, its close price will be updated to reflect the deal terms until implementation. In the event that the prerequisites for deletion are not achieved and the target company is retained within the Russell 2000® Index at a reduced weight, the tendered line will be removed at deal terms (if no active market) with the ordinary line being re-added at a reduced weight at its last close price.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the Russell 2000® Index.

Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, a stock is suspended, FTSE Russell will determine its treatment as follows:

•

if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the Russell 2000® Index with notice (typically T+2);

•	in all other cases, a constituent will continue to be included in the Russell 2000® Index for a period of up to 20 business days at its last traded price;
•

if a constituent continues to be suspended at the end of the 20 business day period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the Russell 2000® Index for a further period of up to 20 business days or to remove it at zero value.  In making this determination, FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading;

•

if the suspension period reaches 60 business days, the constituent will be removed from the Russell 2000® Index at zero value at the next index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the index review implementation date. Where the 60th business day of suspension occurs after such date, the constituent will be reviewed for removal at the subsequent index review;

•

in certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period;

•

if, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the index review lock-down period (i.e., the two week period prior to the index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the Russell 2000® Index. However, where the constituent resumes trading during the index review lock-down period, the constituent will continue to be removed from the Russell 2000® Index as previously announced but in these circumstances the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero; and

•

if a constituent has been removed from the Russell 2000® Index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the Russell 2000® Index at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted); whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000® Index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade on any market, including OTC, FTSE Russell may remove the stock at a nominal price of $0.0001.

Stock Distributions and distributions in specie— A price adjustment for stock distributions is applied on the ex-date of the distribution. Where FTSE Russell is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date.  If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied.  Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution.  If such company is not an index member, the distributed shares will be added to the Russell 2000® Index until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.

Regular Cash Dividends — Regular cash dividends are those paid to shareholders out of a company’s profits or reserves. These cash dividends impact the total return of the index and are reinvested across the index on the dividend ex-date as part of the total return calculation of the index.

Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. However, special cash dividends are not included as part of the total return calculation of the index (i.e., special cash dividends are not reinvested across the index as regular cash dividends are).

Updates to Shares Outstanding and Free Float — FTSE Russell reviews the Russell 2000® Index quarterly for updates to shares outstanding and to free floats used in calculating the Russell 2000® Index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).

In March, September and December shares outstanding and free floats are updated to reflect (i) changes greater than 1% for cumulative shares in issue changes and (ii) changes greater than 3% for cumulative free float changes. In addition, a constituent with a free float of 15% or below will not be subject to the 3% change threshold and will instead be updated if the change is greater than 1%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). FTSE Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.

Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the Russell 2000® Index.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The Russell 2000® Index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the Russell 2000® Index or any member of the public regarding the advisability of investing in the Russell 2000® Index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the Russell 2000® Index.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers, including because of recent volatility described above. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from January 1, 2015 through June 12, 2020. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

Historical Performance of the iShares® MSCI EAFE ETF

Historical Performance of the iShares® Russell Mid-Cap ETF

Historical Performance of the iShares® Russell 2000 ETF

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2015 through June 12, 2020 assuming that the basket closing level was 100 on January 1, 2015. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2015 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Historical Performance of the Basket

Supplemental discussion of U.S. federal income tax consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Upon the sale, exchange, or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to all or a portion of your notes If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket funds or on any of the stocks included in the basket index during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Supplemental plan of distribution; conflicts of interest

See “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.5% of the face amount. GS&Co. will pay a fee of 0.25% from the concession to Axio Financial LLC in connection with its marketing efforts related to the offered notes. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on June 17, 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 6,993, the accompanying underlier supplement no. 7, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 6,993, the accompanying underlier supplement no. 7, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 6,993, the accompanying underlier supplement no. 7, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Page
Terms and Conditions	PS-3
Hypothetical Examples	PS-9
Additional Risk Factors Specific to Your Notes	PS-16
The Basket and the Basket Underliers	PS-23
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-47
Supplemental Plan of Distribution; Conflicts of Interest	PS-50
Validity of the Notes and Guarantee	PS-51

General Terms Supplement No. 6,993 dated November 22, 2019	S-1
Additional Risk Factors Specific to the Notes	S-4
Supplemental Terms of the Notes	S-13
Use of Proceeds	S-33
Hedging	S-33
Employee Retirement Income Security Act	S-34
Supplemental Plan of Distribution	S-35
Conflicts of Interest	S-37
Underlier Supplement No. 7 dated May 22, 2020
Additional Risk Factors Specific to the Notes	S-2
The Underliers	S-11
Descriptions of the Indices
Dow Jones Industrial Average®	S-14
EURO STOXX 50® Index	S-19
FTSE® 100 Index	S-26
Hang Seng China Enterprises Index	S-33
MSCI Indices	S-41
NASDAQ-100 Index®	S-54
Nikkei 225	S-61
Russell 2000® Index	S-66
S&P/ASX 200 Index	S-75
S&P 500® Daily Risk Control 10% USD Excess Return Index	S-84
S&P 500® Index	S-89
S&P MidCap 400® Index	S-97
Swiss Market Index	S-106
TOPIX	S-111
Descriptions of the Exchange-Traded Funds
Financial Select Sector SPDR® Fund	S-117
iShares® MSCI EAFE ETF	S-124
iShares® MSCI Emerging Markets ETF	S-128
iShares® Russell 1000 Value ETF	S-134
SPDR® S&P® Biotech ETF	S-146
SPDR® S&P® Oil & Gas Exploration & Production ETF	S-153

Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$6,288,000

GS Finance Corp.

Leveraged Basket-Linked Notes due 2022

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC